Exhibit 99.1
[LOGO]     Constellation

NEWS RELEASE

CONTACTS
Media	Investor Relations
Mike Martin - 585-218-3669	Patty Yahn-Urlaub - 585-218-3838 Bob Czudak - 585-218-3668

Constellation Brands Announces Accelerated
Stock Buyback, Diluted EPS Guidance
Remains Unchanged

FAIRPORT, N.Y., May 7, 2007 -- Constellation Brands, Inc. (NYSE: STZ; ASX: CBR), a leading international producer and marketer of beverage alcohol, today announced that it has entered into an accelerated share repurchase transaction with Citibank, N.A. to repurchase on May 8, 2007 a minimum of 16.9 million shares of its Class A common stock for $421.1 million. The company also announced that it has already repurchased 3.5 million shares of its Class A common stock since March 1, 2007, through open market purchases at a cost of approximately $78.9 million, or $22.55 per share. Together, these transactions will fully utilize the company’s previously announced $500 million share repurchase authorization. All of the repurchased shares have or will become treasury shares.

    The specific number of shares to be repurchased in the transaction is generally based upon the volume-weighted average price of the company’s Class A common stock during a specified calculation period.  The company will not be obligated to return any of the minimum shares or pay Citibank any additional cash. It is possible that Citibank could deliver an additional number of shares before the scheduled October 2007 end of the specified calculation period.  In connection with the share repurchase transaction, in addition to purchases of the company's Class A common stock, Citibank

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may engage in certain hedging activities with respect to the company's Class A common stock in order to manage its exposure under the transaction. More information about the transaction can be found in Constellation’s Current Report on Form 8-K that will be filed with the Securities and Exchange Commission

The purchase price for shares repurchased in the accelerated share repurchase transaction and in the open market has been or will be paid with proceeds from borrowings under the company’s existing revolving credit facility.

“We believe this accelerated share repurchase transaction demonstrates our strong commitment to maximizing shareholder value and also aligns well with our stated objective of harvesting opportunities that enhance our long-term value creation goals,” stated Constellation Brands Chairman and Chief Executive Officer Richard Sands.

Outlook

The table below sets forth management’s current diluted earnings per share expectations for fiscal year 2008 both on a reported basis and a comparable basis.

Constellation Brands Fiscal Year 2008
Diluted Earnings Per Share Outlook

	Reported Basis	Comparable Basis
	FY 08 Estimate	FY 08 Estimate
Fiscal Year Ending Feb. 29, 2008	$1.16 - $1.26	$1.30 - $1.40

Full-year fiscal 2008 guidance includes the following current assumptions, which include the impact from the $500 million share repurchase program:

•	Net sales: low single-digit growth in organic net sales and low single-digit incremental benefit from the acquisitions of Vincor International Inc. and the SVEDKA vodka brand and related business. As a result of these increases, and the impact of reporting the Crown Imports joint venture and the joint venture for the Matthew Clark wholesale business under the equity method, reported net sales are expected to decrease 30 to 32 percent from net sales for fiscal year 2007.

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•	Interest expense: approximately $330 - $340 million
•	Stock compensation expense: approximately $30 million
•	Tax rate: approximately 40 percent on a reported basis, which includes a provision of approximately two percentage points related to the repatriation of proceeds from the company’s formation of the Matthew Clark joint venture, or approximately 38 percent on a comparable basis
•	Weighted average diluted shares outstanding: approximately 225 million
•	Free cash flow: $160 - $180 million

Explanations

Diluted earnings per share on a reported basis (“reported”) are as reported under generally accepted accounting principles. Diluted earnings per share on a comparable basis (“comparable”) exclude acquisition-related integration costs, restructuring and related charges and unusual items. The company discusses free cash flow, which is an additional non-GAAP measure in this news release. Tables reconciling reported information to comparable information along with other non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.

About Constellation Brands

Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Well-known brands in Constellation's portfolio include: Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Goundrey, Nobilo, Kim Crawford, Alice White, Ruffino, Kumala, Robert Mondavi Private Selection, Rex Goliath, Toasted Head, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Inniskillin, Jackson-Triggs, Simi, Robert Mondavi Winery, Stowells, Blackthorn, Black Velvet, Mr. Boston, Fleischmann's, Paul Masson Grande Amber Brandy, Chi-Chi's, 99 Schnapps, Ridgemont Reserve 1792 and the Effen and SVEDKA vodka lines. Constellation Brands, through Crown Imports LLC, imports and markets Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl and Tsingtao beers. For additional information about Constellation Brands, as well as its product portfolio, visit the company's Web site at www.cbrands.com.

Forward-Looking Statements

The statements set forth in this news release which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements.

During the current quarter, Constellation may reiterate the estimates set forth in this news release (collectively, the "Projections"). Prior to the start of the company's quiet period, which will begin at the close of business on May 17,

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2007, the public can continue to rely on the Projections as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.

Commencing at the close of business on May 17, 2007, Constellation will observe a "quiet period" during which the Projections should not be considered to constitute the company's expectations. During the quiet period, the Projections should be considered to be historical, speaking as of prior to the quiet period only and not subject to update by the company.

The company's forward-looking statements are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, or financing that may be completed after the date of this release. Any projections of future results of operations, and in particular, (i) the company's estimated diluted earnings per share on a reported basis for fiscal 2008, and (ii) the company's estimated diluted earnings per share on a comparable basis for fiscal 2008, should not be construed in any manner as a guarantee that such results will in fact occur. The company acquired Vincor International Inc. on June 5, 2006 and the SVEDKA Vodka brand and related business on March 19, 2007. In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of the company contained in this news release are also subject to the following risks and uncertainties: factors relating to Constellation's ability to integrate Vincor's business, and the SVEDKA Vodka business, successfully and realize expected synergies associated with the Vincor acquisition; the continued strength of Vincor's relationships, and relationships of the SVEDKA Vodka business, with their respective employees, suppliers and customers; the accuracy of the bases for forecasts relating to Vincor's business and the SVEDKA Vodka brand and related business; final management determinations and independent appraisals may vary materially from current management estimates of the fair value of assets acquired and liabilities assumed in the Vincor acquisition and in the SVEDKA Vodka business acquisition; the company's restructuring and related charges, acquisition- related integration costs and purchase accounting adjustments associated with the Vincor integration plan (announced in July 2006) and the company's restructuring and related charges associated with the Fiscal 2007 Wine Plan (announced in August 2006) and its global wine restructuring plan announced in February 2006 may vary materially from management's current estimates of these charges, costs and adjustments due to variations in one or more of anticipated headcount reductions, contract terminations, or costs of implementation of these plans; the company achieving all of the expected cost savings from its Fiscal 2007 Wine Plan, from its Vincor integration plan and from its global wine restructuring plan due to, with respect to any or all of these plans, lower than anticipated reductions in headcount or other expenses, or a delay or greater than anticipated costs in their implementation; the company may realize lower than expected proceeds from sale of assets identified for sale under the Fiscal 2007 Wine Plan and consequently incurs a greater than expected loss on the sale of such assets; the impact upon net sales and diluted earnings per share resulting from the decision to reduce distributor wine inventory levels varying from current expectations due to the actual levels of distributor wine inventory reductions; the company achieving certain sales projections and meeting certain cost targets; wholesalers and retailers may give higher priority to products of the company's competitors; raw material supply, production or shipment difficulties could adversely affect the company's ability to supply its customers; increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in higher than expected selling, general and administrative expenses; a general decline in alcohol consumption; increases in excise and other taxes on beverage alcohol products; governmental bodies may increase tax rates; proportionately, the company's taxable income may be higher than expected in jurisdictions with higher tax rates; and changes in interest rates and foreign currency exchange rates.

In addition, on Jan. 2, 2007, the company formed the Crown Imports joint venture with Grupo Modelo S.A. de C.V. for the purpose of importing and marketing Modelo's Mexican beer portfolio into the United States and Guam, and on April 17, 2007, the company formed the Matthew Clark joint venture with Punch Taverns plc to own and operate the U.K. wholesale business formerly owned entirely by the company. Risks and uncertainties associated with these joint ventures include, among others, each joint venture's ability to operate the business successfully, each joint venture's ability to develop appropriate standards, controls, procedures and policies for the growth and management of such joint venture and the continued strength of each joint venture's relationships with, including without limitation, its employees, suppliers and customers. Additional risks and uncertainties associated with the Matthew Clark joint venture include factors relating to higher than expected formation and/or start-up costs for the joint venture, and the accuracy of the basis for the forecasts relating to the joint venture's business, including any capital investment in distribution infrastructure or the realization of any distribution efficiencies.

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For additional information about risks and uncertainties that could adversely affect Constellation's forward-looking statements, please refer to Constellation's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2007, which contains a discussion of additional factors that may affect Constellation's business. The factors discussed in this report could cause actual future performance to differ from current expectations.

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Constellation Brands, Inc. and Subsidiaries
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP"). However, non-GAAP financial measures, as defined in the reconciliations below, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting. In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance. See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the year ending February 29, 2008. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. Please refer to the company's Web site at http://www.cbrands.com/CBI/investors.htm for more detailed description and further discussion of the historical non-GAAP financial measures.

Fiscal Year 2008 Diluted Earnings Per Share Guidance	Range for the Year Ending February 29, 2008

Forecasted diluted earnings per share - reported basis (GAAP)	$1.16	$1.26
Inventory step-up	0.03	0.03
Strategic business realignment(1)	0.11	0.11
Forecasted diluted earnings per share - comparable basis (Non-GAAP)(2)	$1.30	$1.40

(1)  Includes $0.05, $0.03, $0.02 and $0.01 diluted earnings per share for the year ending February 29, 2008, associated with the company's provision for income taxes in connection with the repatriation of proceeds from the formation of the joint venture for the Matthew Clark wholesale business, the Fiscal 2007 Wine Plan, the Vincor Plan and the Fiscal 2006 Plan, respectively.(2)

(2) May not sum due to rounding as each item is computed independently .

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

Fiscal Year 2008 Free Cash Flow Guidance	Range for the Year Ending February 29, 2008

Net cash provided by operating activities (GAAP)	$325.0	$345.0
Purchases of property, plant and equipment	(165.0)	(165.0)
Free cash flow (Non-GAAP)	$160.0	$180.0

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